FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	April 22, 2020

Valmont Reports First Quarter 2020 Results and
Provides Key Assumptions for Remainder of 2020

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the first quarter ended March 28, 2020.

First Quarter 2020 Highlights (all metrics compared to First Quarter 2019 unless otherwise noted)
•Net Sales of $674.2 million, a decline of 2.6%; strong North American sales were more than offset by anticipated lower sales in the Utility Support Structures segment due to a $30.0 million solar tracker project in 2019 that did not repeat this year, and approximately $10 million of unfavorable currency translation impact
•Operating income grew 22.5% to $66.9 million, or 9.9% of sales compared to $54.6 million or 7.9% of sales; all segments contributed to the improvement
•Diluted Earnings per Share of $1.99 grew 21.3% compared to $1.64
•Completed previously-announced acquisition of remaining 49% stake of AgSense® in the Irrigation segment
•Utility Support Structures global backlog increased 12.0% from last quarter to a record $689.0 million, including a large transmission order for the European market
•Generated operating cash flow of $62.4 million, significantly higher than last year and strongest first quarter since 2016
•Repurchased 190,500 shares of company stock for $20.5 million at an average price of $107.52 per share, prior to halting share repurchases in March
•Announced a 20% quarterly dividend increase, from $0.375 to $0.45 ($1.50 to $1.80 annualized), the first increase since 2014
•Withdrawing 2020 financial outlook due to ongoing uncertainties around business impacts from the COVID-19 pandemic
•Providing key assumptions and indications for the second quarter and second half of 2020

Key Financial Metrics

First Quarter 2020
	03/28/2020 1Q 2020	03/30/2019 1Q 2019	vs. 1Q 2019
Net Sales	$674,200	$692,139	(2.6)%
Operating Income	66,895	$54,602	22.5%
Operating Income as a % of Net Sales	9.9%	7.9%
Net Earnings	42,929	36,104	18.9%
Diluted Earnings Per Share	$1.99	$1.64	21.3%
Average Shares Outstanding	21,549	21,964

"We had a strong first quarter in the majority of the regions where we operate, despite COVID-19 interruptions," said Stephen G. Kaniewski, President and Chief Executive Officer. "As discussed in previous quarters, our sales and profitability improvements were primarily driven by three strategic focus areas - capacity expansions in North America to meet strong infrastructure market demand and better serve our customers, improved operational efficiencies, and pricing discipline while seeing deflation in raw material costs. We are very pleased with our results across all segments, with revenue and profitability exceeding our expectations.”

First Quarter 2020 Segment Review

Infrastructure

Engineered Support Structures Segment (34.2% of Sales)
Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $230.7 million were flat with last year. Higher sales in North American markets were offset by lower sales in the Asia Pacific region, primarily in the Access Systems product line.

Lighting and traffic sales were higher compared to last year, driven by strong North American transportation market demand, partially offset by lower demand in commercial lighting markets and slightly lower international sales.

Sales of wireless communication structures and components decreased 11.0% as anticipated compared to last year, after a very strong first quarter of growth in 2019. Slower capital spending due to the delayed T. Mobile/Sprint merger led to lower sales. Government-mandated facility closures in China related to COVID-19 impacts represented $2.0 million of the sales decline.

Access Systems product sales decreased 32.0% compared to last year, led by continued weakness in Australian construction end-market demand.

Operating income was $15.9 million or 6.9% of sales compared to $12.5 million or 5.4% of sales in 2019.
Profitability improvement was led by improved operational performance and lower raw material costs, partially offset by lower volumes from Access Systems.

Utility Support Structures Segment (33.4% of Sales)
Steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment
Sales of $225.5 million decreased 7.6% compared to last year, as expected, primarily due to a large solar tracker project in 2019 that did not repeat this year. Higher North American volumes were led by continued strong market demand.

Operating income was $27.7 million or 12.3% of sales compared to $25.1 million, or 10.3% of sales in 2019. Profitability improvement from higher volumes and lower raw material costs in North American markets, were partially offset by lower volumes in the international businesses.

Coatings Segment (13.1% of Sales)
Global galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $88.1 million increased 1.5% versus the prior year. Higher volumes in North American markets, mostly internal, were partially offset by unfavorable currency translation impacts. Lower volumes in international markets due to government-mandated facility closures late in the quarter related to COVID-19 represented a negative impact of approximately 1.0% to sales.

Operating income was $11.1 million or 12.6% of sales, compared to $10.1 million or 11.7% of sales in 2019, due to lower zinc costs and improved operational performance.

Agriculture
Irrigation Segment (23.2% of Sales)
Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $156.7 million increased 2.6% compared to last year.
North American sales of $106.6 million were down 1.8% compared to 2019. Higher volumes of systems, aftermarket parts and advanced technology solutions were more than offset by lower industrial tubing sales.

International sales of $50.1 million grew 13.1% compared to last year, despite $2.7 million of unfavorable currency translation impacts. Volumes were higher in most regions. Record first-quarter sales in local currency in Brazil, and a recovering market in Australia, led to the sales growth.

Segment operating income was $23.7 million, or 15.1% of sales, compared to $20.1 million, or 13.2% of sales in 2019. Profitability improvement from higher selling prices and improved volumes of aftermarket parts was partially offset by approximately $0.8 million of planned higher R&D expense for technology investments.

COVID-19 Business Continuity and Operations Update
On March 26, 2020, the Company provided perspectives and observations on the COVID-19 impact on the business. Valmont is considered an essential business because of the products and services that serve critical infrastructure sectors and food security, as defined by many governments around the world. In response to the situation, a cross-functional taskforce was assembled in February 2020 to monitor this evolving situation. Valmont has activated a business continuity plan that encompasses all segments and regions of operation. To protect the safety, health and well-being of employees, customers, suppliers and communities, CDC, WHO and local guidelines are being followed to ensure employee safety in all facilities. Valmont has also implemented several preventive measures while meeting the needs of its global customers. These include increased frequency of cleaning and disinfecting of facilities, social distancing practices, remote working when possible, business travel restrictions, cancellation of certain events and limitations on visitor access to facilities. Additional safety and flexibility measures in manufacturing facilities have been implemented as the Company strives to keep its factories operational.
Since the March communication, one additional manufacturing facility in South Africa has temporarily ceased operations due to preemptive government mandates. Valmont facilities currently impacted include operations in Argentina, France, India, Malaysia, New Zealand, Philippines and South Africa, but all are anticipated to resume operations by early May. All other Valmont facilities remain open and fully operational. Deliberate and proactive steps have been taken to protect all stakeholders and minimize the operational and financial impacts of COVID-19 on the business. At present, multiple sources of supply for raw materials and other critical components are in place, and Valmont is currently not experiencing any delays in its global supply chain.

Balance Sheet, Liquidity and Capital Allocation
In response to COVID-19 uncertainty, the Company is focused on actions to reduce discretionary capital and operating expenditures, adjust its cost structure, and preserve its financial flexibility and strong liquidity position. The cash balance as of April 21, 2020 was approximately $350.0 million. At the beginning of second quarter, the Company proactively drew down $75.0 million of its $600.0 million revolving credit facility to ensure sufficient liquidity. To date, the Company has not experienced any significant slowdown in customer payments or adjustments to credit terms, and has no significant long-term debt maturities until 2044.

Recognizing its strong balance sheet and confidence in generating good cash flows in the future, in February the Company announced a 20.0% increase to its quarterly dividend, the first increase since 2014. Given the decrease in the number of shares outstanding over the past several years, and lower expected minority interest dividends going forward, the effect of the dividend increase on net cash outflows is not significant. In March, the Company halted share repurchases to strengthen financial liquidity until future impacts from COVID-19 are more clear. 2020 capital expenditures are expected to now be in the range of $75.0 to $90.0 million. The previously-announced strategic capacity expansions are tracking in line with expectations, while other capital expenditures have been delayed. Valmont remains committed to maintaining its investment grade credit rating.

2020 Outlook and Key Assumptions
As demonstrated by a strong first quarter performance, the Company was on track to maintain its full year 2020 guidance metrics. As a result of the evolving impact of COVID-19 on the global economy, the Company is now anticipating and planning for slowdown in customer demand and increased business disruption, primarily beginning in the second quarter. The extent and duration of these impacts are not presently able to be quantified, and therefore future impacts are difficult to determine. For these reasons, Valmont believes it is prudent to withdraw its full year 2020 guidance.

In lieu of annual guidance and to help the financial community understand business impact and sensitivities, the Company is providing key assumptions and indications for the second quarter and second half of 2020.

Second Quarter Financial Outlook

•Net sales estimated to be between $645 million and $665 million
•Operating margins estimated to be in the range of 7.0% to 8.5% of net sales
•Irrigation segment revenue expected to be down 5.0% to 10.0% from prior year, due to recent disruptions to food supply chains, ethanol demand and unfavorable currency translation impacts
•Coatings segment revenue expected to be down 20.0% to 25.0% from prior year, as a result of recent industrial production levels and GDP trends
•Anticipate positive operating cash flows
•Assume no additional closures of large manufacturing facilities globally due to COVID-19

Second Half 2020 Key Assumptions and Perspectives

•Planning and anticipating for recessionary forces to potentially impact global demand and revenues due to volatile market demand profiles
•Anticipating lower raw material costs and assuming no significant supply chain interruptions
•Expecting lower working capital requirements associated with reduced market demand
•Balance sheet that reflects strong financial and operational position, with ample liquidity and room under debt covenants
•Prepared to execute additional cost management measures, as appropriate
•Assuming no additional closures of large manufacturing facilities globally due to COVID-19

Kaniewski continued, "I believe we are in a solid financial position to navigate the COVID-19 outbreak during this period of unprecedented volatility. As a global provider of products and services that support critical infrastructure sectors and food security, we continue to work diligently and safely to provide our customers with the essential products and solutions they need. Our balance sheet is strong, with $350.0 million in cash. We have suspended share repurchases and are taking a hard look at all discretionary spending and capital expenditures, with an emphasis on managing working capital and cash flow. While the outbreak continues to unfold, I have unwavering confidence in Valmont employees and our ability to navigate this crisis. We have a strong track record of managing through business cycles and emerging from economic downturns in a solid financial position. During this unprecedented time of market disruption and uncertainty, we will remain flexible and take further actions as needed. The long-term, enduring market drivers for all our businesses are strong, and we remain confident in our long-term growth strategy."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, April 23, 2020 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 1Q 2020 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13698671. The replay will be available through 10:59 p.m. CDT on April 30, 2020.

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended

	28-Mar-20	30-Mar-19
Net sales	$674,200	$692,139
Cost of sales	487,951	527,512
Gross profit	186,249	164,627
Selling, general and administrative expenses	119,354	110,025
Operating income	66,895	54,602
Other income (expense)
Interest expense	(10,014)	(9,878)
Interest income	1,043	810
Gain (loss) on investments (unrealized)	(2,308)	2,832
Other	1,810	1,014
	(9,469)	(5,222)
Earnings before income taxes	57,426	49,380
Income tax expense	14,486	12,302
Equity in earnings (loss) of nonconsolidated subsidiaries	(219)	—
Net earnings	42,721	37,078
Less: Loss (earnings) attributable to non-controlling interests	208	(974)
Net earnings attributable to Valmont Industries, Inc.	$42,929	$36,104

Average shares outstanding (000's) - Basic	21,453	21,886
Earnings per share - Basic	$2.00	$1.65

Average shares outstanding (000's) - Diluted	21,549	21,964
Earnings per share - Diluted	$1.99	$1.64

Cash dividends per share	$0.450	$0.375

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	28-Mar-20	30-Mar-19
Net sales
Engineered Support Structures	$230,742	$230,288
Utility Support Structures	225,461	243,922
Coatings	88,085	86,779
Infrastructure products	544,288	560,989
Irrigation	156,720	152,816
Less: Intersegment sales	(26,808)	(21,666)
Total	$674,200	$692,139

Operating Income
Engineered Support Structures	$15,931	$12,445
Utility Support Structures	27,724	25,048
Coatings	11,054	10,140
Infrastructure products	54,709	47,633
Irrigation	23,663	20,134
Corporate	(11,477)	(13,165)
Total	$66,895	$54,602

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture and distribution of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	28-Mar-20	28-Dec-19
ASSETS
Current assets:
Cash and cash equivalents	$294,645	$353,542
Accounts receivable, net	492,785	480,000
Inventories	416,613	418,370
Contract asset - costs and profits in excess of billings	144,777	141,322
Prepaid expenses	63,306	32,043
Refundable income taxes	2,300	6,947
Total current assets	1,414,426	1,432,224
Property, plant and equipment, net	553,981	558,129
Goodwill and other assets	789,172	816,863
	$2,757,579	$2,807,216

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$757	$760
Notes payable to banks	19,719	21,774
Accounts payable	209,132	197,957
Accrued expenses	170,944	167,264
Contract liability - billings in excess of costs and earnings	151,034	117,945
Dividend payable	9,625	8,079
Total current liabilities	561,211	513,779
Long-term debt, excluding current installments	776,139	764,944
Other long-term liabilities	310,099	338,748
Shareholders' equity	1,110,130	1,189,745
	$2,757,579	$2,807,216

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	YTD	YTD
	28-Mar-20	30-Mar-19
Cash flows from operating activities
Net Earnings	$42,721	$37,078
Depreciation and amortization	20,343	20,253
Contribution to defined benefit pension plan	(17,039)	(13,943)
Change in working capital	2,813	(43,453)
Other	13,514	7,978
Net cash flows from operating activities	62,352	7,913

Cash flows from investing activities
Purchase of property, plant, and equipment	(23,580)	(21,109)
Proceeds from sale of assets	684	422
Acquisitions	(8,804)	(57,106)
Other	(1,436)	(1,667)
Net cash flows from investing activities	(33,136)	(79,460)

Cash flows from financing activities
Proceeds from long-term borrowings	10,000	10,000
Proceeds (payments) from short-term borrowings	(1,442)	9,327
Principal payments on long-term borrowings	(188)	(10,194)
Purchase of treasury shares	(20,481)	(9,421)
Purchase of noncontrolling interest	(53,534)	(23,082)
Dividends paid	(8,079)	(8,213)
Other	(5,285)	(411)
Net cash flows from financing activities	(79,009)	(31,994)
Effect of exchange rates on cash and cash equivalents	(9,104)	1,568
Net change in cash and cash equivalents	(58,897)	(101,973)
Cash and cash equivalents - beginning of year	353,542	313,210
Cash and cash equivalents - end of period	$294,645	$211,237